CONTRACT TO BUY AND SELL REAL PROPERTY

THIS AGREEMENT is made and entered into as of March 8, 2017 (the "Effective Date") by and between **Potomac Group LA 1 LLC** and/or assigns ("**Purchaser**"), **CARIBBEAN BAY MORTGAGE LENDER LLC** ("**Seller**") and J. Steven Southwell PA. 502 W. Main Street, Wauchula, Florida 33873 ("**Escrow Agent**").

RECITALS:

A. Seller is currently the owner of 13000 Fishery Rd, 20 +/- acres situated adjacent to State Road 775 South of the Boca Grande Causeway Placida Florida, Charlotte County, Florida; more particularly described in Exhibits A and B attached hereto and incorporated herein by reference (the "**Property**") as described by the Charlotte County Property Appraiser's web-site.

B. Purchaser desires to purchase from Seller and Seller desires to sell and convey to Purchaser all of Seller's right, title, and interest in and to the Property, in consideration of the Purchase Price (as hereinafter defined) and the other terms, conditions and covenants herein contained, all as hereinafter set forth.

NOW, THEREFORE, in consideration of and in reliance on the mutual promises and undertakings herein made and the mutual benefits to be derived there from, the parties hereto, intending to be legally bound, represent, covenant and agree as follows:

1. Sale of Property. Subject to the terms and conditions herein set forth, Purchaser shall acquire from Seller and Seller shall sell and convey to Purchaser all of Seller's rights, title, and interest in and to the Property, subject to the Permitted Exceptions (as hereinafter defined).

2. Purchase Price. The total purchase price for the Property shall be the principal sum of Six Million AND 00/100 DOLLARS ($6,000,000.00) (the "**Purchase Price**").

3. Deposits. Within five (5) business days of the Effective Date, Purchaser shall deposit with Escrow Agent (as hereinafter defined) the sum of One Hundred Thousand AND 00/100 DOLLARS ($100,000.) ("**Initial Deposit**") and (b) deliver to Seller a written notice from Escrow Agent evidencing that Escrow Agent timely received such deposit, and (c) if Purchaser notifies Seller in writing of Purchaser's election to continue this Agreement beyond the Inspection Period as provided in Section 4 below, then **upon** the expiration of the Inspection Period, Purchaser shall deliver to Escrow Agent the sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000) (the "**Additional Deposit**").

4. Inspection Period. Purchaser shall have One Hundred Fifty (150) days from the Effective Date (the "**Inspection Period**") to conduct due diligence with respect to the condition of the Property. During the Inspection Period, Purchaser will conduct or update a Phase I environmental assessment and any other tests, analyses, surveys and investigations ("**Inspections**") that Purchaser deems necessary to determine to Purchaser's satisfaction the

Property's engineering, architectural and environmental properties; zoning and zoning restrictions; subdivision statutes; soil and grade; availability of access to public roads, water, and other utilities; consistency with local, state and regional growth management plans; availability of permits, government approvals, and licenses; and other inspections that Purchaser deems appropriate to determine the Property's suitability for the Purchaser's intended use. If Purchaser determines that the Property is unacceptable for any reason or in the event that Purchaser does not receive any required permits or governmental approvals sought by Purchaser during the Inspection Period, Purchaser may elect to terminate this Agreement by providing written notice thereof to Seller on or before the last day of the Inspection Period, whereupon no party shall have any further rights or obligations under this Agreement, except for the terms hereof which expressly survive such termination. If Purchaser fails to terminate this Agreement by giving Seller written notice on or before the last day of the Inspection Period, Purchaser shall irrevocably be deemed to have approved the condition of the Property and to have waived its right to terminate this Agreement pursuant to this Section 4 in which event (a) the Initial Deposit shall immediately become nonrefundable but applicable to the Purchase Price; and (b) Purchaser shall immediately pay to the Escrow Agent the Additional Deposit which shall be non-refundable and upon the Closing be applied to the Purchase Price and (c) the Closing shall occur as provided in in Section 8 below .

In the event Purchaser elects to terminate this Agreement as provided in this Section 4, Escrow Agent shall deliver the portion of the Deposit then held by Escrow Agent to Purchaser and this agreement shall terminate without further obligations of the Purchaser and Seller. Purchaser must deliver to Seller all due diligence materials obtained by Purchaser or given to Purchaser from Seller relating to the Property and Purchaser shall repair all damage to the Property resulting from any of Seller's inspections of the Property, including, but not limited to, any test wells or soil borings. Notwithstanding anything contained herein to the contrary, none of Purchaser's testing of the Property shall cause any damage or destruction to any of the improvements located on the Property.

5. Permit Period / Additional Deposit(s). Purchaser shall have Two Hundred Ten (210) days from the expiration of the Inspection Period to obtain all necessary permits and approvals required to permit the construction and operation of Purchaser's Intended Uses a mixed use PD, on terms and conditions acceptable to Purchaser in its sole discretion (the "**Permit Period**"). Purchaser shall be entitled to extend the Permit Period for three (3) additional periods of thirty (30) days each, (each a "**Permit Period Extension**") upon Five (5) day prior written notice to Seller.

Purchaser shall diligently seek all approvals for its contemplated improvements and shall keep Seller informed on a monthly basis of engineering work product, submittals, and meetings with governmental officials. To the extent the Closing takes place after the expiration of the Permit Period , then, thereafter, for each Permit Period Extension , Purchaser shall deposit the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the "**Extension Deposits**") and the Purchase Price shall bear interest at the rate of ten percent (10%) per annum for the applicable Extension Period to Closing.

6. Title Evidence. Within Five (5) days from the Effective Date, the Seller shall deliver to Purchaser a copy of the existing title policy for the Property.

(a) On or before the expiration of the Inspection Period, Purchaser shall have the right to examine title to the Property and to order, at Purchaser's cost and expense, an updated title report pertaining to the Property (the "Title Commitment"). The Purchaser shall select the title agent to be used to issue any updated Title Commitment or new title commitment for the Property. On or before thirty (30) days prior to the expiration of the Inspection Period, if Purchaser's Title Commitment discloses title exceptions to which Purchaser objects, Purchaser shall notify Seller in writing. If Purchaser fails to give such objection notice to Seller on or before the date required by the preceding sentence, Purchaser shall irrevocably be deemed to have approved all items disclosed in the Title Commitment and all such matters shall be deemed to be **Permitted Exceptions**. If Purchaser timely gives such objection notice, within ten (10) days of receipt of such notice from Purchaser, Seller shall notify Purchaser of its election as to whether it will remedy such objections at or before Closing. If Purchaser does not receive Seller's written election within such ten (10) day period, Seller shall be conclusively deemed to have elected not to cure Purchaser's objections. If Seller elects or is deemed to have elected not to cure Purchaser's objections, Purchaser may terminate this Agreement by written notice to Seller within three (3) days of receipt of Seller's notice declining to cure Purchaser's objections, or three (3) days after the end of the ten (10) day period in the event Seller does not provide written notice to Purchaser, whichever occurs first. If Purchaser does not timely terminate this Agreement pursuant to the preceding sentence, Purchaser shall irrevocably be deemed to have waived its right to terminate this Agreement pursuant to this Section 6 and all matters set forth in the Title Commitment shall be deemed to be Permitted Exceptions. If this Agreement is terminated under this Section 6, the Initial Deposit shall be returned to Purchaser without further liability of either party to the other, except for the terms hereof which expressly survive such termination.

7. Inspection Seller shall provide Purchaser and its agents with access to the Property from and after the Effective Date to conduct inspections, survey and testing of the Property reasonably necessary for the Purchaser to determine the suitability of the Property for Purchaser's intended use, all at Purchaser's sole cost and expense. Purchaser, on its own behalf and on behalf of its agents and consultants, and as a condition precedent to the exercise of any right of entry to the Property, shall provide Seller prior written notice of any entry and evidence of liability insurance

naming Seller as an additional insured. The plans and timing for any physical inspection or testing shall be approved in advance by Seller and be subject to such reasonable restrictions as Seller may impose. Purchaser shall restore the Property to the condition in which the same shall have been immediately prior to Purchaser's first entry on the Property to the extent of any damage caused by Purchaser's inspections or testing. Purchaser shall defend (with counsel reasonably satisfactory to Seller), indemnify and hold harmless Seller for, from and against all claims, demands and liabilities and all costs, losses, damages, or other expenses of any kind whatsoever, arising out of, pertaining to, or involving Purchaser's inspection, testing and entry upon the Property. Within five (5) days after the Effective Date, Seller shall deliver to Purchaser for Purchaser's review, to the extent in Seller's possession, copies of existing surveys, title policies, environmental reports, copies of any declaration of covenants, easements and restrictions, development rules and regulations and any association articles or bylaws relating to the Property. Seller does not represent or warrant the accuracy or completeness of any such reports. All information received by Purchaser relating to the Property shall be kept in strict confidence and used solely for determining the advisability of proceeding with the transaction described in this Agreement until after the Closing. Prior to the exercise by Purchaser of its right of entry under this Section 7. The provisions of this Section 6 shall survive the performance and/or termination of this Agreement and the Closing and shall not be merged in the Deed (as hereinafter defined) or other documents given at Closing.

8. Closing. The closing of the transactions contemplated hereunder (the "Closing"), including, without limitation, the delivery of the Special Warranty Deed (the "Deed") and the other documents required under this Agreement and the performance of other conditions required by this Agreement shall be held on or before thirty(30) days after Purchaser's receipt of all permits and approvals necessary for Purchaser's planned use and development of the property, or, thirty (30) days following the expiration of the Permit Period, including any Permit Period Extensions , whichever is earlier. In no event shall the Closing take place or be extended beyond June 30, 2018. The Closing shall be held on the Closing Date at the offices of Purchasers choosing. The Closing may be conducted as an escrow-style, mail-away closing, at the election of either Party to this transaction. Neither Party is required to be present at Closing. If the Closing is conducted as a mail-away closing, the Title Company shall act as closing agent and each of the Parties agrees to provide further instructions to the Title Company in order to effectuate the Closing in accordance with the terms of this Agreement and as otherwise requested by the Title Company.

9. Deliveries. On the Closing date, Seller shall convey title to the Property to Purchaser by executing and delivering to the Escrow Agent the following: (a) the Deed; (b) a counterpart of a closing statement; and (c) an owner's and non-foreign affidavit. . On the day before the Closing, Purchaser shall deposit into escrow with Escrow Agent the balance of the Purchase Price due from Purchaser as set forth on the closing statement which, together with the Deposits, after adjustment for costs and proration, will be sufficient to pay to Seller, Seller's

proceeds as set forth on the closing statement. On the Closing date, Purchaser shall execute and deliver to the Escrow Agent a counterpart of the closing statement for the transaction, as well as all other documents required to fulfill Purchaser's obligations under this Agreement or as otherwise may be required by the Title Agent.

10. Default. If Purchaser fails to perform this Agreement within the time specified, the Deposits paid by the Purchaser aforesaid may be retained by or for the account of Seller as liquidated damages, consideration for the execution of this Agreement and in full settlement of any claims whereupon all parties shall be relieved of all obligations under the Agreement or Seller at its option, may seek specific performance. If, for any reason other than failure to render its title marketable, Seller fails, neglects or refuses to perform this Agreement, the Purchaser may seek specific performance or elect to receive the return of the Deposit(s) as Purchaser's sole and exclusive remedies. The party asserting a default shall provide the defaulting party with written notice of any alleged default in the manner prescribed in the Agreement and provide ten (10) days from such notice to cure any default. In the event the defaulting party fails to cure any alleged default, the non-defaulting party shall be entitled to exercise its remedies as provided in this Agreement.

11. Proration and Expenses. All taxes and assessments which are a lien on the Property and attributable to periods prior to the Closing Date shall be paid by Seller. If the Property is currently assessed as part of a larger parcel, in the event a "cut-out" of the Property from such parcel is not available before Closing, the taxes for the Property shall be estimated based on the ratio of the size of the Property in relation to the overall parcel assessed and the tax bill for the overall parcel shall be prorated based on such ratio and the estimated taxes for the Property shall be prorated as of the day of Closing. Upon request of either Party, any proration hereunder based on an estimate shall be readjusted upon receipt of the actual tax bill. This provision for re-proration shall survive the Closing. All rents and expenses shall be prorated as of the date of closing. Purchaser shall pay the cost of any and all due diligence reports that Purchaser desires to update, the cost of the owner's and mortgagee title insurance premiums, search fees, endorsements and other title related costs, as well as any and all fees, costs, and expenses related to any financing obtained by Purchaser in connection with its acquisition of the Property, all survey costs and any costs associated with any tax-deferred exchange Purchaser may implement in connection with its acquisition of the Property. Seller shall pay the cost of all documentary stamp tax on the Deed and Purchaser shall pay the recording fees for the Deed. Seller and Purchaser shall each pay their own attorneys' fees, costs, and expenses.

12. Counterparts. This Agreement may be executed in one or more counterparts and shall become effective when one or more counterparts have been signed by all of the parties; each counterpart shall be deemed an original but all counterparts shall constitute a single instrument.

13. Notices. All notices or other communications to be given or to be served upon any party hereto in connection with this Agreement must be in writing, and sent (a) by personal delivery, (b) by commercial courier overnight (i.e. Federal Express, UPS, etc.), (c) certified United States Mail, return receipt requested, or (d) by fax, to Purchaser and Seller at the addresses set forth in this Agreement. Any party hereto may, at any time, by giving three (3) days written notice to the other party, designate a substitute address to which such notice shall be given. Notices delivered after 5:00 p.m. or on Saturday, Sunday or a national holiday shall be deemed delivered on the next business day. The initial addresses of the parties shall be set forth below:

If to Purchaser:

Potomac Group LA 1 LLC
4819 Wood Pointe Way
Sarasota, Fl. 34233
Phone: 617-510-1777
Fax: 855-517-1777
Email: potomacgroup@comcast.net
ATTN: Christopher Kiritsis

If to Escrow Agent:

Steven Southwell
502 W. Main Street
Wauchula, Florida 33873
Phone: (863) 773-4449
Email: ssouthwell@realfloridalaw.com

If to Seller:

Caribbean Bay Mortgage Lender, LLC
30 East Northampton Street
Wilkes Barre, PA 1701
Phone: 570-829-2101
Fax: 570-824-9844
Email: alex.nobile@ambitfunding.com
ATTN: Alex J. Nobile

14. Miscellaneous. This Agreement and all certificates, instruments and other papers furnished in connection with this Agreement set forth the entire understanding and agreement between the parties with reference to the subject matter hereof. This Agreement shall be construed and interpreted and the rights of the parties determined and enforced in accordance with the laws of the state wherein the Property is located. The headings for the Sections of this Agreement are used only as a matter of convenience for reference and are not to be considered a part of this Agreement or to be used in determining the intent of the parties to this Agreement.

15. Attorneys Fees. If either party shall bring an action or proceeding (including any cross-complaint, counterclaim or third party suit) against the other party by reason of the breach or alleged breach of any covenant, term or obligation hereof, or otherwise arising out of this Agreement the prevailing party in such action or proceeding shall be entitled to its costs and expenses of suit, including reasonable attorneys' fees.

16. Time of Essence. Time is of the essence of this Agreement. This Contract shall remain open for acceptance by Purchaser until 5:00 PM Est. March 14, 2017. All time periods shall be measured in calendar days.

17. Failure of either Purchaser or Seller to exercise any right given hereunder or to insist upon strict compliance with regard to any term, condition or covenant specified herein, shall not constitute a waiver of Purchaser's or Seller's right to exercise such right or to demand strict compliance with any term, condition or covenant under this Agreement.

19. Severability. The invalidity or enforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

20. Condemnation. In the event the Property or any material part thereof is condemned prior to the Closing, either party shall have the right to terminate this Agreement upon written notice given to the other party within ten (10) days after the date such party learns of the condemnation, in which event the Deposit (s) shall be returned to Purchaser. If this Agreement is not so terminated, then there shall be no reduction in the Purchase Price, and at the Closing the entire condemnation award shall be assigned to Purchaser and the definition of the Property shall be reduced to reflect the condemnation. For purposes of this Agreement a condemnation of part of the Property shall be deemed material if such taking would adversely affect the Purchaser's use and development of the Property.

21. Facsimile Signatures. The parties agree that (i) this Agreement may be transmitted between them by facsimile machine, (ii) that this Agreement may be executed by facsimile signatures and (iii) that facsimile signatures shall have the effect of original signatures relative to this Agreement.

22. Real Estate Commissions. Purchaser and Seller each represents and warrants to the other that neither party has dealt with any broker, agent or sales person with respect to the property other than: Bob Melvin Properties and Brett E. Low of LandQwest Commercial (the "Brokers"). Seller has agreed to pay commission of 6 % of the Purchase Price at closing per a separate agreement, commission to be split evenly between the Brokers. Seller and Purchaser each agree to indemnify and defend and hold the other party harmless from and against any other real estate commission liability or claim including attorney's fees or expenses or expenses

incurred by either party as a result of the other party's breach of this representation and warranty made pursuant to this paragraph. This provision shall survive closing.

23. Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge that each contributed and is equally responsible for its preparation.

24. Additional Provisions.

(a) Purchaser and an affiliated financial institution shall provide proof of funds and or a financing commitment in the amount of the Purchase Price upon completion of the Inspection Period.

(b) This Agreement may be amended only by a written instrument executed by the Parties hereto.

(c) This Agreement shall be governed by the laws of the State of Florida and the laws of the United States pertaining to transactions in such State. Any litigation between Purchaser and Seller arising out of this Agreement shall be commenced in a court of competent jurisdiction in the county in which the Property is located, and both Purchaser and Seller waive venue outside such county

(d) This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. This Agreement may be assigned by the Purchaser to an affiliate of Purchaser controlled by Purchaser, but Purchaser shall remain responsible for the obligations hereunder.

(e) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected.

(f) Purchaser agrees to treat all information obtained during the Due Diligence Period (and any information supplied by Seller to Purchaser) as confidential, subject to the requirements of law.

(g) Seller and Purchaser represent to each other that each has full power and authority to enter into and perform this Agreement, all related instruments and the documentation contemplated hereby and thereby in accordance with their respective terms and that the delivery and performance of this Agreement, all related instruments and the documentation contemplated hereby and thereby has been duly authorized by all necessary action.

Exhibit – A

Parcel ID	Property Address	Short Legal	Acres
422012378002	13010 Fishery Road, Placida, FL 33946	ZZZ 124220 P2-2	3.59
422012378001	13020 Fishery Road, Placida, FL 33946	ZZZ 124220 P10	.05
422012451001	13050 Fishery Road, Placida, FL 33946	ZZZ 124220 P2-1	5.91
422012451002	13100 Fishery Road, Placida, FL 33946	ZZZ 124220 P2-1-2	.98
422012451003	13090 Fishery Road, Placida, FL 33946	ZZZ 124220 P2-1-1	.77
422012451005	13120 Fishery Road, Placida, FL 33946	ZZZ 124220 PE	.46
422012451006	13120 Fishery Road, Placida, FL 33946	ZZZ 124220 PD	.42
422012329003	13012 Fishery Road, Placida, FL 33946	ZZZ 124220 P2-5	1.05
422012332001	13000 Fishery Road, Placida, FL 33946	ZZZ 124220 P9-3	1.37
422012329002	14001 Gasparilla Road, Placida, FL 33946	ZZZ 124220 P2-1-3	1.16
422012377001			1.94
422012377002			.78
		Total	18.48



Exhibit – B


THIS SURVEY IS FOR INFORMATION PURPOSES ONLY, AND IS NOT VALID UNLESS EMBOSSED BY LAND SURVEYORS SEAL COPYRIGHTED
SHEET
1 OF 6

(h) A memorandum hereof may be recorded in the Public Records of the county in which the Property is located once Purchaser and Seller have mutually agreed upon the terms and conditions of a termination agreement which will be placed and held in escrow with the Escrow Agent.

SIGNATURES

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf by an officer thereunto duly authorized as of the Effective Date, which shall be the date inserted by the last of Seller and Purchaser to execute and deliver to the other party this Agreement.

Purchaser:

Signature	*Signature*
Christopher Kiritsis *Printed Name*	*Printed Name*
Managing Member *Title*	*Title*
03/08/2017 *Date*	*Date*

SELLER:

Signed, sealed and delivered in the presence of:

(*Witness Signature*)
Print Witness Name:

(*Witness Signature*)
Print Witness Name: MARK GALLAGHER

Caribbean Bay Mortgage Lender, LLC
a Florida Limited Liability Company

By: ____________

Name Printed: Y Judd Shoval as Managing Member of Ambit Real Estate Holdings, LLC
Its: Manager